UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 2, 2014

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS
As part of a secondary offering of approximately 35 million ordinary shares (the "Offering") of Kennedy Wilson Europe Real Estate Plc (“KWE”), on October 2, 2014, Kennedy-Wilson Holdings, Inc. (the “Company”) committed to acquire, subject to the allocation policies of the investment banks engaged for the Offering, approximately 4.6 million ordinary shares in the Offering. Furthermore, certain employees of the Company in the United States and Europe, including certain executive officers of the Company, have agreed to invest an aggregate of approximately 105,000 ordinary shares of KWE in the Offering. The pricing of the Offering has not yet been set. The closing price of KWE’s ordinary shares on October 2, 2014 was £10.59.
The Offering will be conducted in two stages: (i) the firm placing period which is scheduled to close on or around October 8, 2014 (“Firm Placing”); and (ii) the open offer period which is scheduled to close on or around October 23, 2014 (“Open Offer”). It is currently contemplated, subject to certain conditions, that the closing of the Company’s purchase of approximately 1.3 million ordinary shares of its total commitment will occur at the conclusion of the Firm Placing and that the closing of the Company’s purchase of approximately 3.3 million ordinary shares of its total commitment will occur at the conclusion of the Open Offer.
The Company currently owns approximately 13.3% of the total issued share capital of KWE. A wholly-owned subsidiary of the Company incorporated in Jersey (“KW Manager”) also serves as KWE’s external manager pursuant to an investment management agreement. Under the terms of the investment management agreement, KW Manager is paid a management fee equal to 1% of KWE’s adjusted net asset value (EPRA NAV), half of which is paid in cash and the remainder paid in KWE’s ordinary shares.  As of June 30, 2014 (prior to the Offering), KWE’s adjusted net asset value (EPRA NAV) was £992.9 million.  There can be no assurances that KWE’s adjusted net asset value (EPRA NAV) will not change in the future.
This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, including any securities of KWE.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2014	Kennedy-Wilson Holdings, Inc. By: /S/ JUSTIN ENBODY Justin Enbody Chief Financial Officer